UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 7, 2026

NOCERA, INC.

(Exact name of registrant as specified in charter)

Nevada	001-41434	16-1626611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F (Building B), No. 185, Sec. 1, Datong Rd., Xizhi Dist., New Taipei City Taiwan 221, ROC

(Address of principal executive offices and zip code)

(886) 910-163-358

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NCRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 7, 2026, Nocera, Inc. (the “Company”) completed the sale (the “Disposition”) of approximately 231 acres of real property located in Montgomery County, Alabama (the “Property”) to Timothy Lowry Rudder and Catherine Leddy Rudder (collectively, the “Buyer”), individuals who are not affiliated with the Company. The Disposition was consummated pursuant to the terms of a purchase agreement between the Company and the Buyer (the “Purchase Agreement”).

The aggregate consideration received by the Company for the Property was $700,000 in cash. After deducting seller settlement charges of approximately $42,175 (consisting primarily of real estate commissions and prorated property tax adjustments), the Company received net cash proceeds of approximately $654,604. The Property was sold in “as is” condition, without representation or warranty, expressed or implied, regarding the condition of the Property.

As of June 30, 2026, the Property was carried on the Company’s consolidated balance sheet at a book value of approximately $877,870 as part of “Property and equipment, net.” As a result of the Disposition, the Company expects to recognize a loss on sale of approximately $178,000, before transaction costs, in the quarter ending September 30, 2026. The Property was the Company’s sole land holding and was not used in the Company’s primary business operations, which consist of fish trading and e-commerce, both of which are conducted through the Company’s Taiwan-based operations.

The Company intends to use the net proceeds from the Disposition for general corporate purposes and working capital.

The foregoing description of the Disposition and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 17, 2026, the Company received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company did not comply with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rules 5550(b)(1), 5550(b)(2) and 5550(b)(3) (collectively, the “Rule”). The Rule requires listed companies to maintain at least one of the following: (i) a minimum of $2.5 million in stockholders’ equity, (ii) a market value of listed securities of at least $35 million, or (iii) net income from continuing operations of at least $500,000.

On August 10, 2026, the Company received a letter from Nasdaq Staff (the “Compliance Letter”) stating that, based on the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2026, evidencing stockholders’ equity of $5,435,030, Nasdaq Staff has determined that the Company complies with the Rule and that the matter is now closed. A copy of the Compliance Letter is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement for the sale of approximately 231 acres of real property located in Montgomery County, Alabama, by and between Nocera, Inc. and Timothy Lowry Rudder and Catherine Leddy Rudder
99.1	Letter from Nasdaq Listing Qualifications to Nocera, Inc., dated August 10, 2026, regarding compliance with Listing Rules 5550(b)(1), 5550(b)(2) and 5550(b)(3)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOCERA, INC.

Date: August 13, 2026	By: /s/ Andy Ching-An Jin
Name: Andy Ching-An Jin Title: Chief Executive Officer

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